Exhibit 10.39

     SECURITY CAPITAL ASSURANCE LTD
DEFERRED CASH PROGRAM GUIDELINES

I.    INTRODUCTION

A.    Purpose of the Program

               Security Capital Assurance Ltd (the "Company") has established the Program to further its long-term financial success by offering a cash bonus program to employees of the Company and its subsidiaries whereby they can receive cash bonus awards that are payable over time contingent upon completion of predetermined goals such as continued employment or performance objectives. The Program also provides a vehicle to attract and retain the executive talent needed to achieve the Company's long-term growth and profitability objectives.

B.      Definitions

               When used in the Program, the following terms shall have the meanings set forth below:

               "Award(s)" shall mean Fixed Currency Cash Bonuses granted under the Program.

               "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

               "Disability" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee on the basis of appropriate medical evidence, and that results in the Participant's Termination of Employment; provided, however, that with respect to any Participant who has entered into an employment agreement with the Company, the term of which has not expired at the time a determination concerning Disability is to be made, Disability shall have the meaning attributed in such employment agreement.

               "Participant" shall mean any employee of the Company or its subsidiaries who, in the judgment of the Committee, is in a position to make a substantial contribution to the management, growth, and success of the Company and its subsidiaries and is thus designated by the Committee to receive an Award.

               "Performance Goal" shall mean any financial, statistical or other measure selected by the Committee, including without limitation (a) the completion of a definitive period of employment, (b) the attainment of a specified financial or statistical objective or (c) the performance of the Company relative to a peer group as applicable to a specific Performance Period.

               "Program" shall mean the Company's Deferred Cash Program.

               "Retirement" shall mean a Participant's Termination of Employment by reason of the Participant's retirement at his normal retirement date, pursuant to and in accordance with a pension, retirement or similar plan or other regular retirement practice of the Company, or in accordance with the early retirement provisions thereof.

     "Termination of Employment" shall mean a cessation of the employee-employer relationship between a Participant and the Company and its subsidiaries for any reason.

II.      PROGRAM ADMINISTRATION

A.      Administration

               The Program shall be administered by the Equity Plan Administrator. Management shall have full and exclusive authority to prescribe, amend and rescind rules and regulations relating to the Program and to make all other determinations deemed necessary or advisable in the implementation and administration of the Program. Management’s interpretation and construction of the Program shall be conclusive and binding on all Participants.

B.      Participation

               Management may, from time to time, make all determinations with respect to selection of Participants and the Award or Awards to be granted to each Participant. Any payment made to a Participant in connection with this program is strictly subject to the continuing satisfactory performance and continuing employment of the Participant and Management reserves the right to cancel any bonus payment prior to payment.

III.      PROGRAM PARAMETERS

A.      Granting of Awards

               After selecting Participants who will receive Awards, Management shall inform each such Participant of the Award to be granted to the Participant and the applicable terms and conditions of the Award in the form of an Award letter specifying the fixed dollar value of the Award subject to the terms and conditions of such Award letter and the Program.

B.      Termination of Employment

               1.      In the event of a Participant's Termination of Employment prior to satisfaction of conditions related to outstanding Awards for reasons other than discharge or resignation, the Participant or the Participant's estate or beneficiary, in the sole discretion of the Management, may be entitled to receive a pro rata portion respect to that Award, or such other portion of the Award, if any, as Management shall determine. In the event of Termination of Employment due to resignation or discharge, the Award will be cancelled, and the Participant shall not be entitled to any further consideration with respect to the forfeited Award, subject to the discretion of the Committee to release restrictions on all or any part of an Award.

IV.      GENERAL PROVISIONS

A.      Amendment and Termination of Program

               Management may at any time suspend or terminate the Program in whole or amend it from time to time in such respects as it may deem appropriate.

B.      Government and Other Regulations

               The right of the Company to issue Awards under the Program shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

C.      Other Compensation Plans and Programs

              The Program shall not be deemed to preclude the implementation by Company of other compensation plans or programs which may be in effect from time to time.

D.      Miscellaneous Provisions

               1.     No Right to Continue Employment: Nothing in the Program or in any Award confers upon any Participant the right to continue in the employ of the Company or a subsidiary or interferes with or restricts in any way the rights of the Company or a subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.

               2.     Non-Transferability: No right or interest of any Participant in any Award under the Program shall be assignable or transferable or liable for, or subject to, any lien, obligation or liability.

               3.     Withholding Taxes: The Company may reduce any amount payable hereunder by the amount, if any, required to be withheld under applicable US federal, state, local or foreign income or employment tax laws then in effect.

               4.     Unfunded Program: The Program shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be represented by Awards. Any liability of the Company to any person with respect to an Award under this Program shall be based solely upon any obligations which may be created by this Program. No such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

               5.     Benefit Plan Computations: Except as otherwise determined by the Committee, any benefits received or amounts paid to a Participant with respect to any Award granted under the Program shall not have any effect on the level of benefits provided to or received by any Participant, or the Participant's estate or beneficiary, as part of any employee benefit plan (other than the Program) of the Company.

               6.     Section 409A: It is intended that the Program and Awards issued there-under will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Program and such Awards shall be interpreted on a basis consistent with such intent. The Program and any Awards issued there-under may be amended in any respect deemed by the Company to be necessary in order to preserve compliance with Section 409A of the Code.